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                                                                      Exhibit 11



                   CALCULATION OF PRIMARY EARNINGS PER SHARE
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                      Three months ended                      Six months ended
                                                        September 30,                          September 30,

                                                1994                1993               1994                 1993
                                                 ----                ----               ----                 ----
Weighted average common shares
   and common share equivalents
   outstanding                               15,248,432           15,127,404        15,245,004           15,050,295

Net income                                       $5,649               $4,790           $11,614               $9,259

Earnings per share                                 $.37                 $.31              $.76                 $.61


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